Exhibit 23.1

Jimmy C.H. Cheung & Co Certified Public Accountants Member of Kreston International	Registered with the Public Company Accounting Oversight Board
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE BOARD OF DIRECTORS OF
CHINACAST EDUCATION CORPORATION
We hereby consent to the incorporation on Form 8-k of Chinacast Education Corporation of our report dated December 4, 2009 and November 21, 2009, relating to the consolidated financial statements of East Achieve Limited and Lijiang College of Guangxi Normal University respectively as of and for the year ended December 31, 2008.
/s/ JIMMY C.H. CHEUNG & CO
JIMMY C.H. CHEUNG & CO
Certified Public Accountants
Hong Kong
Date: December 18, 2009

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Tel: (852) 25295500 Fax: (852) 28651067 Email: jimmycheung@jimmycheungco.com Website: http://www.jimmycheungco.com	Kreston International A global association of independent accountants and business advisors